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                                                                       Exhibit 4

                                 FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

         This First Amendment to Rights Agreement, dated as of March 5, 1998 (this "Amendment") is executed with respect to the Rights Agreement, dated as of November 13, 1997 (the "Agreement") between A. P. Green Industries, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as those set forth in Agreement.

         WHEREAS, the Company, on the one hand, and Global Industrial Technologies, Inc., a Delaware corporation ("Purchaser"), and BGN Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), on the other hand, have entered into an Agreement and Plan of Merger, dated as of March 3, 1998 ("Merger Agreement"), whereby Purchaser has agreed to acquire the Company pursuant to a two-step transaction consisting of (i) a tender offer ("Offer") to purchase all of the outstanding shares of Common Stock, $1.00 par value (the "Common Stock") of the Company at a price of $22.00 per common share in cash net to the seller, subject to the terms and conditions set forth in Annex A to the Merger Agreement, followed by (ii) a merger of Merger Sub with and into the Company (the "Merger"); and

         WHEREAS, the Merger Agreement requires that, upon acceptance of, and payment for, by Purchaser, of such number of shares of Common Stock satisfying the Minimum Condition pursuant to the Offer, all outstanding Rights under the Agreement will expire and neither the Company, Merger Sub nor Purchaser shall have any obligations under the Agreement to any holder (or former holder) of Rights following such consummation of the Offer; and

         WHEREAS, the Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger;

         NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

         1. Section 7(a) of the Agreement is hereby amended to read in its entirety as follows:

                        "(a) The registered holder of any Right Certificate
              may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent, together with payment of the Purchase Price for each one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the Close of Business or the earlier of (i) January 6, 2008 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. In addition, all outstanding Rights under this Agreement (whether or not tendered and purchased pursuant to the Offer (as defined below)) shall expire upon and as of the acceptance (so long as Global Industrial Technologies, Inc., a Delaware corporation ("Purchaser"), BGN Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub") or any other wholly-owned direct or indirect subsidiary of Purchaser thereafter purchases shares of Common Stock pursuant to the Offer) for payment pursuant to the Offer of shares of Common Stock which, together with any shares of Common Stock owned by Purchaser, Merger Sub or any other wholly-owned direct or indirect
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              subsidiary of Purchaser, constitutes more than 50% of the
              voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger, upon consummation of the Offer (the "Date of Acceptance"). The earliest date to occur referred to in clauses (i), (ii) and
              (iii) in the first sentence of this Section 7(a) or the Date of Acceptance is herein referred to as the "Expiration Date." For the purpose of the preceding sentence, the term "Offer" shall mean the tender offer provided for by, and consummated in accordance with the terms of, that certain Agreement and Plan of Merger, dated as of March 3, 1998, as amended from time to time, by and among the Company, Purchaser and Merger Sub."

         2. The Agreement is hereby amended by adding thereto the following new Section 3(d):

              "Section 3(d). Notwithstanding any provision of this Agreement to the contrary, none of Purchaser, Merger Sub (each as defined in Section 7(a)) nor any other wholly-owned direct or indirect subsidiary of Purchaser shall be or be deemed to become an Acquiring Person, and no Distribution Date, Stock Acquisition Date or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Agreement and Plan of Merger, dated as of March 3, 1998, as the same may be amended from time to time, by and among the Company, Purchaser and Merger Sub, or the announcement, commencement or consummation of the transactions contemplated thereby."

         IN WITNESS WHEREOF, the undersigned have executed this Amendment to be duly executed and their seals attested, all as of the day and year first above written.

Attest:                              A. P. GREEN INDUSTRIES, INC.

By: /s/  Michael B. Cooney           By: /s/  Gary L. Roberts
   ------------------------------       ----------------------------------------
      Name:  Michael B. Cooney            Name:  Gary L. Roberts
      Title:  Secretary                   Vice:  Vice President, Chief Financial
                                                        Officer and Treasurer


Attest:                              HARRIS TRUST AND SAVINGS BANK

By: /s/  Karl Anderson               By: /s/  Palmer Haffner
   ------------------------------       ----------------------------------------
      Name:  Karl Anderson                Name: Palmer Haffner
      Title:  Trust Administrator         Title: Vice President